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                                                                    Exhibit 99.1

Investor call - Martin E. Kenney's prepared statement


Good morning, everyone. I have a few prepared statements that I think will be helpful as we review the financial results for the first quarter. Also in attendance with me today are Bob Lynch, WRC's COO and Rick Nota, WRC's VP, Finance.

Before getting into the specifics of our financial results, I would like to spend a moment commenting on the current competitive and economic environment.

States facing budget shortfalls cut education

Education is not spared- public schools across the nation face their biggest budget challenges in more than a decade. The situation often is compared to a `perfect storm'- a convergence of rising enrollments and academic expectations for students, together with a shrinking economy and a smaller state-aid package for many schools.

o No matter a politician's political stripe, governors and legislators used to be united in one way: they vowed to protect and enhance education. Last year's budget cuts largely spared schools. This year, layoff notices to elementary and high school teachers have appeared in more than a dozen states (1). At the elementary school level, class sizes are increasing in many states as teachers are dismissed.

          o In Oregon, in a last minute effort to keep school open for the full school year, teachers agreed to work two weeks without pay the equivalent of a 5 percent pay cut. School districts in parts of Colorado have gone to four-day weeks to trim costs (1).

          o In Idaho where the Republican Governor, Dirk Kempthorne, has proposed a tax increase to stem further cuts, towns have had to rely on less conventional fund raising techniques such as bake sales and auctions to keep teachers on staff (1).

          o In California, the most populous state with the largest budget woe, about $30 billion, layoff notices have been sent to 25,000 teachers, although not all of them will be laid off (1).

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          o    The cuts affect rich and poor districts alike. Summer school will not open in many districts. There are big differences in schools' dependence on state financial assistance, based on their relative wealth. And those differences are becoming painfully obvious, with the approach of school budget votes later this month. In some states such as New York, the state legislature directed school districts to delay school-budget votes as state lawmakers and the Governor battled over the state budget (2).

          o Schools have been squeezed the most in the Plains. Half the districts in Kansas have cut staff. In many schools, students and teachers are cleaning the classrooms and there are no substitute teachers (1).

          o In Oklahoma, there was an across-the-board cut of about 9 percent.

     o Many states that have had to pare teachers and programs say their situation will only worsen as they try to meet the goals of the NCLB legislation that require schools to raise standards or risk losing federal money (1).

     (1) New York Times article dated April 22, 2003
     (2) Newsday article dated May 18, 2003

According to the Association of American Publishers the current market conditions resulted in a significant decline in K-12 instructional materials spending in 2002 [-4%], with only modest improvement projected in 2003 [-2%]. However, in the medium term, while secondary enrollment is expected to decline, elementary enrollment will continue to grow. With elementary education representing a significantly higher percentage of the market, coupled with the fact that elementary schooling tends to be eligible for more funding, the overall fundamentals of the industry are strong and bodes well for WRC Media.

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First Quarter Financial Review

WRC Media's EBITDA for the first quarter ended March 31, 2003 was $9.3 million, $1.7 million or 22.8% greater than the same period last year on revenue of $47.0 million, which was $0.2 million or 0.4% higher than in 2002. Our profitability measured in terms of operating income was up significantly - $3.5 million of operating income versus $2.4 million for the first quarter of last year and EBITDA was up 22.8%.

We continue to meet our bottom line targets by aggressively controlling costs, as a difficult K-12 funding environment continued to pressure our top line. We showed significant operating expense improvement versus the first quarter of 2002. Operating expenses declined during the current quarter primarily due to lower sales and marketing expenses. Offsetting these declines in operating expenses was an increase of $1.0 million in general and administrative expenses primarily due to an increase in our bad debt reserve as well as $500 thousand of restructuring and other non-recurring charges.

As I previously mentioned, the K-12 funding environment continues to be impacted by growing state budget deficits, which have been causing reductions in state and local educational spending, including spending on supplemental educational materials. While we believe WRC will benefit from numerous provisions in the federal "No Child Left Behind Act" (NCLB) - most of this federal educational funding will not be available until later in 2003. Although we expect that federal educational funding will increase in 2003 (as a result of the NCLB Act), we do not believe this funding improvement will be sufficient to offset cuts in state and local education funding. In addition, as a result of budget deficits it is expected that buying decisions may be put off by many states and local school districts until fiscal year 2004, which typically begins July 1, 2003. Accordingly, we expect that these cuts and delayed purchases will negatively affect our top-line revenue in the second quarter and may continue to affect our top-line revenue beyond the second quarter.

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In the near term, WRC Media has initiated the following strategies to obtain access to funding: (i) working with schools, libraries, districts and states to help them identify funds for our programs, (ii) writing grants for schools and libraries to obtain funding from state and federal sources, and (iii) working with schools and libraries to include WRC products, providing solution-based product suites aimed at improving test scores. In the medium term, we believe the Company is well positioned to benefit during this time of change based on the following competitive advantages: (i) excellent scientific research behind the Company's products, which has proven to be extremely important with the passing of the NCLB Act, (ii) among the most comprehensive and effective sales channels in the industry, and (iii) a product suite that meets the key requirements of the federal funding guidelines for 2003.

Net revenue for the first quarter of 2003 slightly increased by $0.2 million, or 0.4%, to $47.0 million. At Weekly Reader, sales of $10.5 million for the first quarter were $1.3 million or 14.1% higher than the same period in 2002 driven primarily by $1.0 million of higher custom publishing revenue from Weekly Reader's subsidiary, Lifetime Learning Systems (LLS).

At World Almanac Education Group, first quarter sales decreased slightly by $0.1 million, or 0.8% to $12.6 million driven by lower sales at WAE Library Services and Gareth Stevens primarily due to the continuing weak environment for school library funding.

At AGS, sales decreased $0.4 million, or 3.3%, to $11.7 million for the first quarter primarily due to lower sales of curriculum products. Growth in core curriculum ($0.2 million) and assessment products ($0.2 million) was offset by decreases in backlist curriculum products ($0.8 million).

At CompassLearning, total revenue decreased $1.3 million, or 10.4%, to $11.2 million for the three months ended March 31, 2003. This decrease was primarily due to (1) a decrease in software revenue of $0.4 million, or 7.0%, to $5.3 million primarily as a result of delayed Title 1 funding and state budget deficits, which contributed to additional spending delays, (2) a decrease in service revenue from technical support of $0.3 million, or 8.6%, to $3.2 million and (3) a decrease in professional development revenue of $0.6 million, or 19.4%, to $2.5 million. CompassLearning did recognize $0.2 million in hardware sales in three-months ended March 31, 2003 and 2002 which is considered a non-core business. CompassLearning derives much of its new software sales through federal Title 1 appropriations granted to schools. The Company should benefit directly from the increased federal funding when the funds reach school administrators. First quarter sales at ChildU, an unrestricted subsidiary of the Company, approximated $1.0 million which was $0.7 million or 233.3% higher than the same period in 2002. This increase in sales was driven by greater revenue from ChildU's web-enabled software products which received greater market acceptance.

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For the three-months ended March 31, 2003, operating income increased $1.1 million, or 45.3%, to $3.5 million from $2.4 million in 2002. This increase was primarily due to lower operating costs and expenses, as previously discussed.

Net loss decreased by $82.4 million, or 94.9% for the three months ended March 31, 2003, to $4.4 million from $86.8 million in 2002 primarily due to $80.7 million of net non-cash charges as a result of the Company's adoption of SFAS No. 142 (in 2002, these charges were comprised of a $72.0 million non-cash impairment charge recorded as a cumulative effect of an accounting change and an $8.7 million non-cash tax provision).

As of March 31, 2003, WRC Media's cash balance was $3.5 million (which included $0.8 million of cash restricted to fund WRC Media's unrestricted subsidiary) and consolidated debt was $277.2 million. During the three months ended March 31, 2003, WRC Media made scheduled principal payments of $1.8 million on its senior credit facilities and as of March 31, 2003, there were $5.0 million in outstanding advances under the Company's revolving credit facility. Capital expenditures (including prepublication costs) for the three months ended March 31, 2003 were $2.2 million.

Outlook

At WRC Media, we strive for above market growth in both core revenues and EBITDA but we believe that the education funding market will most likely not improve in 2003. For the first half of 2003 we believe revenues will be flat to down 3-4% compared to 2002 based on the continuance of the weak education funding market conditions which is a significant impediment in the marketplace.

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We continue to make sound prudent investments in all of our businesses. Our new
Literacy for Success product is an intermediate reading solution and will be an extension of our K-3 reading solution and incorporate content from AGS, CompassLearning and Weekly Reader. (Content includes AGS' GRADE, Compass Learning's C-PAS, CompassLearning Reading, CompassLearning Language Arts and Weekly Reader Galaxy) The market for reading improvement is extensive and should benefit from the NCLB act. Our efforts in the reading improvement market have considerable promise, in our view.

At AGS, 2003 product releases include:

    1. PLDK-P3rd Edition, PLDK-1 3rd Edition (Peabody Language Development Kits)

    2. Skill Track Software (interactive) for 16 textbook titles

    3. 4 Science textbook revisions: Physical Science, Earth Science, Biology, General Science

    4. 3 new textbooks: Algebra 2, Middle School Math, Economics and

    5. 2 Math textbook revisions: Algebra, Pre-Algebra .

As a result of this significant pipeline of new products, we believe AGS is positioned well to achieve their financial goals and objectives when the education funding conditions improve.

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At CompassLearning, the Company's pipeline is robust. However, the uncertainty of the economy and its continuing impact on state funding continues to be a concern of ours. Schools may become more hesitant in purchasing CompassLearning products until they know more precisely what their 2003-2004 school budgets are and how their state funding allocations for the upcoming school year will be affected as a result of any cutbacks in funding. Nevertheless, it is our strategy to capitalize on this changing marketplace and buyer uncertainty by providing a product and service solution, both web and server delivered - that is scalable to the customer's needs - and able to capture all levels of available funding. Our strategic initiatives include accessing new sales channels and non-traditional funding sources such as not-for-profit foundations with a comprehensive state wide model proposal - for electronic and print delivery - both to prepare students for "high stakes" tests and insure corrective instruction for all early readers. If successful, this will provide a significant revenue stream, plus an ongoing trail of opportunity within our installed schools base.

The strategic focus in 2003 at World Almanac will be to expand existing product lines into new market and distribution channels and to strengthen existing product offerings with supplemental offerings and to leverage management resources group-wide. Gareth Stevens 2003 strategy calls for increase in new proprietary titles of 48 (17%) from 278 to 326 - 14 GSI, 24 World Almanac Library and 10 Weekly Reader Early Learning Library Titles.

The WAE Library Services 2003 strategy calls for an increase in revenue of approximately 4%. David Press, Gareth Stevens' COO will be "consulting" WAE Library Services to add his expertise to marketing strategies. WAE Library Services will continue to expand their telesales function. The division will focus on customer and prospect segmentation-- past strategies have been to "mail more" - more catalog pages, more catalogs, more new mailers - in 2003 WAE Library Services will shift focus to mailing the same or less to the right place
- our customer research has focused on analyzing our customer behavior, why buying, not buying, etc. WAE Library Services will also begin marketing to the teacher market with proprietary product mailers (kits) using Weekly Reader classroom access (list), kit and subject mailers and inserts and develop "standard-based worksheets" to offer as product enhancements to accompany product offerings.

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At Weekly Reader, we have an enhanced 2003 circulation strategy to reverse the decline in circulation Weekly Reader has experienced over the last few years. This strategy will emphasize increased mailings and improved mailing list segmentation tactics rather than past years focus on premium discounts. In addition, Weekly Reader replaced its advertising agency in fall 2002. The 20003/2004 marketing campaign will benefit from the new ad agency's marketing initiatives. We have developed a multi-pronged strategy to develop a fully integrated marketing plan to leverage all channels of distribution which the objective of:

     o    Increasing renewal rates 1-2% over the previous year

     o Developing partnerships directed at expanding circulation (HMCo., Open Court)

     o    Targeting new teachers with less than three years of experience

In addition, it is Weekly Reader's objective to increase brand awareness in the marketplace. Strategies and tactics to achieve this objective include:

     o Implementing a national Public Relations campaign to drive brand awareness aimed at decision makers, influencers and end-users

     o Action timely press releases to ensure maximum coverage in the media and trade outlets

     o Position WR as "The Voice of America's Students" to the major networks and other media channels

     o Develop a trade show and event strategy with regional as well as a state focus

Recently, top educational leaders from around the nation gave Weekly Reader high marks as a critical component of a teacher's curriculum. The blue-ribbon panel of education experts cited the newsmagazine for being highly effective in meeting five key areas of literacy instruction set forth by the National Reading Panel (NRP). Educators were asked to review the extent to which Weekly Reader and its accompanying Teacher's Guides align to the report of the NRP. The key conclusion: Weekly Reader now qualifies for funding under No Child Left Behind and Reading First. The panel reviewed Weekly Reader and found that it aligns to key areas of literacy instruction. The comprehensive study rated Weekly Reader highly in five areas:

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    * Phonemic awareness

    * Phonics

    * Fluency

    * Vocabulary

    * Text comprehension

This study validates to education decision makers that Weekly Reader meets the principles for literacy set forth by the NRP and exceeds the eligibility requirements for funding set forth by the Reading First Program," says Dr. Richard Fairley, a former Title I director for the U.S. Department of Education who conducted the study. The panel of education experts also cited the highly motivational nature of Weekly Reader, citing its "eye-catching and appealing" graphics and layout, high-interest content, age-appropriate vocabulary and reading level, and activities provided in the Teacher's Guides.

We believe the study is excellent news for schools that may be facing budget cuts. This study proves how essential a teaching tool Weekly Reader is and validates using Weekly Reader in the classroom. Weekly Reader now qualifies as classroom or extended-day materials under the provisions of the No Child Left Behind Act. [For those of you, who would like to receive a copy of the Executive Summary of the panel's report, visit www.weeklyreader.com/teachers/resource.]

In summary, our outlook indicates the operating environment will continue to be challenging at least through the first-half of 2003. As a result, we continue to take appropriate steps to protect our bottom-line including investigating additional opportunities to lower our fixed operating costs through further consolidation of operations and facilities.

This concludes our prepared remarks. We'll now open this up for questions, and provide any additional information you may need.

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